Exhibit 99.1

China Sun Group High-Tech Co. Develops New Product “Lithium Iron Phosphate”
--Targets Growth in China’s Electric Automobile Market--

LIAONING PROVINCE, China, December 5, 2008: China Sun Group High-Tech Co. (OTCBB: CSGH) ("China Sun Group") which, through its wholly-owned subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China ("PRC"), today announced that after two years of research and development, DLX has successfully developed a new product, lithium iron phosphate, which is to be used as an anode material for the production of the next generation of lithium ion (li-ion) batteries. Currently, DLX is procuring and preparing the production equipment of Lithium Iron Phosphate, and plans to set up two new production lines with capacities of 500 tons per year to produce it. DLX plans to introduce lithium iron phosphate to the global electric automobile market at end of March 2009.

“Lithium iron phosphate is a necessary and essential material used to power Li-ion batteries, and its application in the global Li-ion electric automobile industry is a growing and inevitable trend,” said Bin Wang, CEO of China Sun Group. “The People’s Republic of China is now the second largest automobile market in the world. If China's automobile industry maintains its current annual growth of 12%, China will overtake the USA to become world largest automobile market with 287 million automobiles, or constituting about 30% of automobile sales worldwide by 2030. We are positioning ourselves to meet anticipated global demand for lithium iron phosphate battery components used to power electronic automobiles in China and other developed nations.”

Wang continued, “Our studies show that China currently uses nickel hydrogen batteries, lead-acid batteries and others to power electric autos. Lithium cobalt oxide is still the top choice to power electric automobiles, yet its application is restricted by its high cost, limited resources for materials and safety concerns. We believe that DLX’s new Lithium Iron Phosphate product can supplement the inevitable shortage in cobalt oxide materials, while offering new environmentally safe, cost-effective and power efficiencient benefits.”

Key Advantages of DLX’s Lithium Iron Phosphate are highlighted below.

1. Safety. Lithium iron phosphate is kept stable and safe at  high temperatures of up to 400 ~ 500 ℃, which makes a battery made with lithium iron phosphate much less likely to explode compared to those made of the lithium cobalt oxide.

2. Ultra-long battery life with a high frequency of recycling. At room temperature, the battery made of lithium iron phosphate has 1,500 to 2000 times charge-discharge recycling. After the 1,500 to 2000 times charge-discharge recycling, its capacity will run at over 95% of the full capacity, which is four times that of lithium cobalt oxide batteries.

3. Non-toxic and Pollution-Free. The lithium iron phosphate battery contains no heavy metals or rare metals, is non-toxic and pollution-free, and is in compliance with all European ROHS requirements.

4. Low Cost, Higher Margins. Sources of raw material to make lithium iron phosphate are extremely rich and inexpensive in China. The actual cost of the materials is one-fourth the cost of cobalt, and profit margins are twice as high compared to cobalt oxide.

In September 2008, DLX completed trial production of lithium iron phosphate and successfully met the technical requirements of application after being tested by a PRC state authority. In November 2008, the China Brand Promoting Authority accredited DLX’s “Tong Tong” brand lithium iron phosphate with the titles “Priority Choice of Government Procurement” and “Key Promoting Product of High-Tech Industry.”

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

Contact:
          China Sun Group
          Thomas Yang
          Assistant to the President
          Tel: 917-432-9350 (U.S.) or
          86 411 8289-7752 8288 9800(China)
          Fax: 86 411 8289-2739
          e-mail: yang_xianfu@yahoo.com.cn